Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (this “Transition Agreement”) is made and entered into as of August 17, 2022 by and among HBT Financial, Inc., a Delaware corporation (“HBT”), Heartland Bank and Trust Company, an Illinois state chartered bank (the “Bank,” and together with HBT, “Heartland”), and Matthew J. Doherty (“you”).

RECITALS

A.Heartland and you are parties to an Amended and Restated Employment Agreement .effective as of January 1, 2021 (the “Employment Agreement”) pursuant to which you currently serve as Executive Vice President and Chief Financial Officer of HBT and the Bank.

B.Heartland and you have agreed to a transition plan whereby you will continue to serve in your current role through the end of 2022 and assume a new role as Executive Vice President and Treasurer effective January 1, 2023.

C.Heartland and you desire to enter into this Transition Agreement for the purpose of terminating the Employment Agreement as of December 31, 2022 and setting forth the terms and conditions of your continuing employment thereafter.

D.Unless defined herein, capitalized terms shall have the same meaning as set forth in the Employment Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual promises and covenants of you and Heartland set forth in this Transition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Heartland, intending to be legally bound, hereby expressly covenant and agree as follows:

1.Termination of the Employment Period.  In furtherance of the transition, Heartland and you mutually agree that the last day of the Employment Period shall be December 31, 2022.
2.Effect of Termination of Employment Period.   The Employment Agreement shall terminate upon termination of the Employment Period. You will have no right to compensation under the Employment Agreement with respect to any periods after December 31, 2022.  Such termination shall not affect your rights to compensation earned through December 31, 2022. Pursuant to Section 16 of the Employment Agreement, Sections 5 through 15 of the Employment Agreement with survive the termination of the Employment Agreement.
3.Continuing Employment.  Your employment will not terminate as a result of the termination of the Employment Period under the Employment Agreement or termination of the Employment Agreement. Your last day as Executive Vice President and Chief Financial Officer will be December 31, 2022. Effective January 1, 2023, you will continue your employment in the role of Executive Vice President and Treasurer of Heartland. Such employment will be at-will, meaning either Heartland or you may terminate your employment at any time for any reason. Effective January 1, 2023, your base salary will be $200,000, you will continue to participate in employee benefit plans of Heartland as may be in effect from time to time and your eligibility to receive bonuses, LTI awards or other incentive compensation, and the amount thereof,  if any, will be determined by the Board or its designee in its sole discretion.
4.Consent to Transition. This Transition Agreement  reflects your written consent to the transition and neither this Transition Agreement, termination of the Employment Period and Employment Agreement or implementation of the transition shall constitute “Good Reason” for purposes of the Employment Agreement or otherwise entitle you to severance benefits thereunder.
5.Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, you, HBT, and the Bank have executed this Transition Agreement as of the date set forth above.

EMPLOYEE Sign name: /s/ Matthew J. Doherty Print name: Matthew J. Doherty	HBT FINANCIAL, INC. Sign name: /s/ J. Lance Carter Print name: J. Lance Carter Title: President and Chief Operating Officer
HEARTLAND BANK AND TRUST COMPANY Sign name: /s/ J. Lance Carter Print name: J. Lance Carter Title: Chief Operating Officer